<Seal of Nuclear
Regulatory Commission
Appears Here>             UNITED STATES
                  NUCLEAR REGULATORY COMMISSION
                   WASHINGTON, D.C. 20555-0001

                         August 22, 1997
Ms. Patricia Wilson
21st Century Technologies
2513 E Koop 820 N
Fort Worth, TX 76118-6919

Dear Mr. Wilson:

This is in reference to a request that we recieved from our License Fee Debt Collection Branch, to amend registration certificate NR-365-D-101-E. Amendments have been made to the registration certificate to reflect the new address.

Please be advised that you must manufacture and distribute the product in accordance with the statements and representations contained in your application, with enclosures thereto, and the information set out in your registration certificate. As a general rule, you must request and obtain an amendment to the certificate before you make changes or modification to the information submitted to obtain the certificate.

Please read over the enclosed registration certificate in its entirety and notify us immediately of any errors or omissions.

Please be aware that, as a holder of an NRC registration, you may be subject to the NRC's licensing and inspection fees in accordance with 10 CFR Part 170, and annual fees in accordance with 10 CFR Part 171. If you have any questions concerning the fee requirements, please contact the License Fee and Debt Collection Branch at (301) 415-7544.

If you have any questions, please contact me at (301) 415-8140 or Mr. Thomas Rich at (301) 415-7893.

                                  Sincerely.

                                  /s/ Kim Randall
                                  Kim Randall, Sealed Source Device Assistant
                                  Sealed Source Safety Section
                                  Source Containment and
                                     Devices Branch
                                  Division of Industrial and
                                     Medical Nuclear Safety
                                  Office of Nuclear Material Safety
                                     and Safeguards
cc: SKimberley, LFCDB

Enclosure: As stated